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                                                                    EXHIBIT 99.9

Dear Investor:

I am pleased to provide you with this prospectus for MCDirect Shares--McDonald's direct stock purchase plan. This Plan provides investors with a convenient way to begin and build their McDonald's share ownership and reinvest dividends.

McDonald's is the largest and best-known global foodservice retailer, with more than 25,000 restaurants serving more than 40 million people a day in more than 100 countries. On any day, even as the market leader, McDonald's serves less than one percent of the world's population. We will build on our global leadership and strive to achieve our vision to be the world's best quick-service restaurant experience by consistently satisfying customers around the world better than anyone else through outstanding quality, service and cleanliness.

I look forward to sharing ownership of McDonald's and our future with you.

Sincerely,



/s/ Jack M. Greenberg
Jack M. Greenberg
Chairman and Chief Executive Officer
January 2000